DIVIDEND REINVESTMENT PLAN
OF
GARRISON CAPITAL INC.

Garrison Capital Inc., a Delaware corporation (the “Corporation”), has adopted the following plan (the “Plan”), to be administered by American Stock Transfer and Trust Company, LLC (the “Plan Administrator”), with respect to dividends and other distributions declared by its Board of Directors on shares of its common stock, par value $0.001 per share (the “Common Stock”):

1.           Unless a stockholder specifically elects to receive cash as set forth below, all cash dividends or other distributions hereafter declared by the Board of Directors, net of any applicable withholding tax, shall be automatically reinvested in additional shares of Common Stock, and no action shall be required on such stockholder’s part to receive a distribution in Common Stock.

2.           Such distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date established by the Board of Directors for the distribution involved.

3.           With respect to each distribution pursuant to this Plan, the Board of Directors reserves the right, subject to the provisions of the Investment Company Act of 1940, as amended, to either issue new shares of Common Stock or to make open market purchases of its shares for the accounts of Participants (as defined below).  The number of shares of Common Stock to be issued to a Participant is determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of Common Stock at the close of regular trading on the NASDAQ Global Select Market on the date of such distribution.  The market price per share of Common Stock on a particular date shall be the closing price for such shares on the NASDAQ Global Select Market on such date or, if no sale is reported for such date, at the average of their reported bid and asked prices.

4.           The Plan Administrator shall establish an account for shares of Common Stock acquired pursuant to the Plan for each stockholder who has not so elected to receive distributions in cash (each a “Participant”).  The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee.  Upon request by a Participant, received in writing no later than ten days prior to the record date, the Plan Administrator shall, instead of crediting shares to and/or carrying shares in a Participant’s account, issue a certificate registered in the Participant’s name for the number of whole shares of Common Stock payable to the Participant and a check for any fractional share.  The Plan Administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds of the sale of any fractional share of Common Stock.

5.           The Plan Administrator shall confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 30 business days after the payable date.  Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock, no certificates for a fractional share of Common Stock shall be issued.  However, distributions on fractional shares shall be credited to each Participant’s account.  In the event of termination of a Participant’s account under the Plan, the Plan Administrator shall adjust for any such undivided fractional interest in cash at the market value of the shares of Common Stock at the time of termination.

6.           The Plan Administrator shall forward to each Participant any Corporation-related proxy solicitation materials and each Corporation report or other communication to stockholders, and shall vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Corporation.

7.           In the event that the Corporation makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan shall be added to any other shares held by the Participant in certificated form in calculating the number of rights to be issued to the Participant.  Transaction processing may be either curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

8.           The Plan Administrator’s service fee, if any, and expenses for administering the Plan shall be paid for by the Corporation.  There will be no brokerage charges or other charges to stockholders who participate in the Plan.

9.           Each participant may elect to receive an entire distribution in cash by notifying the Plan Administrator in writing so that such notice is received by the Plan Administrator no later than the record date for distributions to stockholders.

10.         Each Participant may terminate his or its account under the Plan by so notifying the Plan Administrator via the Plan Administrator’s website at www.amstock.com or by filling out the transaction request form located at the bottom of the Participant’s statement and sending it to American Stock Transfer & Trust Company, P.O. Box 922, Wall Street Station, New York, New York, 10269.  Such termination shall be effective immediately if the Participant’s notice is received by the Plan Administrator at least three days prior to any distribution date; otherwise, such termination shall be effective only with respect to any subsequent distribution.  The Plan may be terminated or amended by the Corporation upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend by the Corporation.  Upon any termination, the Plan Administrator shall cause a certificate or certificates to be issued for the full shares of Common Stock held for the Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant.  If a Participant elects by his, her or its written notice to the Plan Administrator in advance of termination of his, her or its account to have the Plan Administrator sell part or all of his, her or its shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds.

11.         These terms and conditions may be amended or supplemented by the Corporation at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof.  The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his, her or its account under the Plan.  Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions.  Upon any such appointment of any agent for the purpose of receiving distributions, the Corporation shall be authorized to pay to such successor agent, for each Participant’s account, all distributions payable on shares of the Corporation held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

12.         The Plan Administrator shall at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it with respect to purchases and sales of the Corporation’s Common Stock under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith or willful misconduct or that of its employees or agents.

13.         These terms and conditions shall be governed by the laws of the State of New York.

May 12, 2011